Exhibit 99.1
Solstice Advanced Materials Reports Second Quarter 2026 Results
•Net Sales of $1,148 million up 11% YoY reflecting double-digit growth in Nuclear, Electronic Materials, Refrigerants, and Healthcare Packaging
•Net Income attributable to Solstice Advanced Materials of $119 million, Diluted Earnings per Share (EPS) of $0.75, and Adjusted diluted EPS1 of $0.88
•Adjusted EBITDA1 of $290 million, with Adjusted EBITDA Margin1 of 25.3%
•Operating Cash Flow for the six months ended June 30, 2026 of $461 million, Free Cash Flow1 of $248 million
•Company raises Full-Year 2026 Guidance; now expects Net Sales of $4,125 - $4,185 million, Adjusted EBITDA1 of $1,035 - $1,055 million, and Adjusted Diluted Earnings per Share (EPS)1 of $2.75 - $2.95

MORRIS PLAINS, N.J., July 30, 2026 – Solstice Advanced Materials (Nasdaq: SOLS) (“Solstice” or “the Company”), a global leader in high-performance specialty materials, today reported financial results for the second quarter of 2026.
"Solstice delivered strong second-quarter results with double-digit growth across four of our seven reported businesses," said David Sewell, President and Chief Executive Officer. "We are executing well on our organic growth strategy while positioning for the future: our agreement to acquire Element Solutions accelerates our strategy to build a scaled advanced materials platform aligned with the most powerful trends in our markets, including AI, data centers, nuclear energy, and semiconductor manufacturing.”

Consolidated Financial Highlights	For The Three Months Ended June 30,
(Dollars in millions, except per share amounts)	2026	2025	% Change
Net Sales	$1,148	$1,033	11%
Net Income attributable to Solstice Advanced Materials	$119	$97	23%
Diluted EPS	$0.75	$0.61	23%
Adjusted diluted EPS[1]	$0.88	N/A	N/A
Adjusted EBITDA[1,2]	$290	$283	2%
Adjusted EBITDA Margin[1,2]	25.3%	27.4%	(218) bps
Net Sales in the second quarter of 2026 were $1,148 million, an 11% increase compared to the second quarter of 2025, reflecting a 12% increase in Net Sales in the Refrigerants & Applied Solutions segment and an 8% increase in Net Sales in the Electronic & Specialty Materials segment. Organic Net Sales1 increased by 11% in the second quarter of 2026 driven by both volume growth and favorable pricing.
Net Income attributable to Solstice Advanced Materials in the second quarter of 2026 was $119 million, compared to Net Income attributable to Solstice Advanced Materials of $97 million in the second quarter of 2025. The increase was primarily driven by higher Net Sales and lower income taxes partially offset by higher standalone company operating costs and net interest expense.
Adjusted EBITDA1,2 for the second quarter of 2026 was $290 million, a 2% increase compared to the second quarter of 2025. Adjusted EBITDA Margin1,2 for the second quarter of 2026 decreased 218 basis points to 25.3%. Adjusted EBITDA Margin1,2 was impacted by timing of plant turnaround activity and production incentive credits in the prior year, partially offset by volume growth and favorable pricing.
Financial Position
Operating Cash Flow for the six months ended June 30, 2026 was $461 million. Capital Expenditures3 for the six months ended June 30, 2026 were $186 million, a 35% increase compared to the prior-year period due to planned increases in capital spending intended to drive long-term growth. Free Cash Flow1 for the six months ended June 30, 2026 was $248 million.

As of June 30, 2026, the Company’s Total Long-Term Debt was $2.0 billion and Cash and Cash Equivalents were approximately $750 million. As a result, the Company’s Net Leverage ratio was approximately 1.3x based on a trailing twelve-month Adjusted EBITDA1. Total liquidity was approximately $1.75 billion, including Cash and Cash Equivalents and $1.0 billion of availability through the Company’s revolving credit facility.
Capital Deployment
The Company announced on July 17, 2026, that the Board of Directors declared a quarterly dividend of $0.075 per share of common stock outstanding, payable on September 10, 2026, to shareowners of record as of August 27, 2026.
Announced acquisition of Element Solutions
On July 6, 2026, Solstice announced that it had entered into a definitive agreement to acquire Element Solutions in a cash-and-stock transaction. The transaction is subject to shareholder and regulatory approvals and other customary closing conditions and is expected to close in the first half of 2027.
Segment Highlights
Refrigerants & Applied Solutions (RAS)

	For The Three Months Ended June 30,
(Dollars in millions)	2026	2025	% Change
Net Sales
Refrigerants	$473	$418	13%
Building Solutions & Intermediates	180	181	(1)%
Nuclear	125	98	27%
Healthcare Packaging	73	59	24%
RAS Segment Net Sales	$850	$756	12%
RAS Segment Adjusted EBITDA	$280	$298	(6)%
RAS Segment Adjusted EBITDA Margin	32.9%	39.4%	(648) bps
Net Sales for the Refrigerants & Applied Solutions segment were $850 million in the second quarter of 2026, up 12% compared to the second quarter of 2025. Net Sales in Refrigerants increased 13% in the second quarter of 2026 compared to the second quarter of 2025, reflecting strong volume and pricing across the business’ product offerings. Nuclear revenues increased 27% in the second quarter of 2026 compared to the second quarter of 2025, reflecting both favorable pricing and increased volumes. Net Sales in Healthcare Packaging improved 24%, as customer demand patterns recovered following destocking in the second half of 2025.
Segment Adjusted EBITDA for the Refrigerants & Applied Solutions segment decreased 6% in the second quarter of 2026 compared to the second quarter of 2025. Segment Adjusted EBITDA Margin for the segment decreased 648 basis points compared to the second quarter of 2025. The decrease was primarily driven by timing of current year plant turnaround activity and production incentive credits in the prior year. These decreases were partially offset by volume growth and favorable pricing. The Company continues to expect this segment to generate mid-30% Adjusted EBITDA Margins in the second half of 2026.

Electronic & Specialty Materials (ESM)

	For The Three Months Ended June 30,
(Dollars in millions)	2026	2025	% Change
Net Sales
Research & Performance Chemicals	$135	$132	3%
Electronic Materials	119	104	15%
Safety & Defense Solutions	43	41	7%
ESM Segment Net Sales	$298	$277	8%
ESM Segment Adjusted EBITDA	$64	$52	24%
ESM Segment Adjusted EBITDA Margin	21.6%	18.8%	280 bps
Net Sales for the Electronic & Specialty Materials segment were $298 million in the second quarter of 2026, up 8% compared to the second quarter of 2025. Growth was primarily driven by a 15% increase in Electronic Materials reflecting increased volume on robust customer demand across the semiconductor market. Safety & Defense Solutions sales increased 7% compared to the prior year, reflecting stronger order patterns. Research & Performance Chemicals sales grew 3% on demand for fine chemicals.
Segment Adjusted EBITDA for the Electronic & Specialty Materials segment increased 24% in the second quarter of 2026 compared to the second quarter of 2025, primarily driven by volume growth in Electronic Materials. Segment Adjusted EBITDA Margin for the segment increased 280 basis points compared to the second quarter of 2025.
Corporate Expenses
Corporate Expenses totaled $54 million in the second quarter of 2026, compared to $46 million in the second quarter of 2025 due to incremental ongoing costs necessary to operate as an independent public company. There were no standalone cost adjustments in the second quarter of 2026, compared to $21 million in the second quarter of 2025, which was prior to the separation from Honeywell on October 30, 2025.
Income Tax Expense
Income Tax Expense was $42 million in the second quarter of 2026, a decrease of $59 million compared to the second quarter of 2025 as a result of nondeductible transaction costs and discrete tax adjustments related to the Spin-off from Honeywell in the prior-year period. Effective tax rates were 24% and 51% for the second quarters of 2026 and 2025, respectively.

2026 Financial Outlook

(Dollars in millions except per share amounts)	Previous 2026 Guidance	Raised 2026 Guidance	3Q 2026 Guidance
Net Sales	$3,900 - $4,100	$4,125 - $4,185	$990 - $1,030
Adjusted EBITDA[1]	$975 - $1,025	$1,035 - $1,055
Adjusted Diluted EPS[1]	$2.45 - $2.75	$2.75 - $2.95
Capital Expenditures	$400 - $425	$420 - $440
"Our strong first-half performance gives us confidence to raise our full-year outlook, even against an uncertain macroeconomic backdrop," said David Sewell, President and Chief Executive Officer. "We remain focused on disciplined execution across our current business and on completing our acquisition of Element Solutions."

The Company does not provide a reconciliation of forward-looking Adjusted EBITDA (non-GAAP) or Adjusted diluted Earnings per Share to GAAP net income (loss) attributable to Solstice Advanced Materials, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because deductions (such as repositioning charges, transaction costs, impairment charges, and litigation and other matters) used to calculate projected net income (loss) vary based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income (loss) at this time. The amount of these deductions may be material and, therefore, could result in projected GAAP net income (loss) being materially less than projected Adjusted EBITDA (non-GAAP) or Adjusted Net Income attributable to Solstice (non-GAAP). These statements represent forward-looking information and a projected financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the “Forward-Looking Statements” section of this news release. The guidance in this news release is only effective as of the date it is given and will not be updated or affirmed unless and until the Company publicly announces updated or affirmed guidance.
1 This is a non-GAAP measure or a non-GAAP ratio. For further information on non-GAAP measures and non-GAAP ratios, please refer to the "Non-GAAP Financial Measures" section of this news release. Please also refer to tables at the end of this news release for a reconciliation of historical non-
GAAP measures and ratios to the most directly comparable GAAP measure.
2 The three months ended June 30, 2025 represents Adjusted Standalone EBITDA (non-GAAP) and Adjusted Standalone EBITDA Margin (non-
GAAP).
3 Capital expenditures represent capital expenditures incurred, whether accrued or paid in the current year.

Conference Call Details
Solstice will discuss its second quarter results during an investor conference call starting at 8:30 a.m. Eastern Time today. A live webcast of the investor call as well as related presentation materials will be available on the Investor Relations section of the Company’s website, investor.solstice.com. The teleconference can be accessed by dialing 877-407-8029 (North America toll-free) or +1 201-689-8029 (international).
A replay of the webcast will be available shortly after the call concludes and will be available for 30 days following the presentation.
About Solstice Advanced Materials
Solstice Advanced Materials is a leading global specialty materials company that advances science for smarter outcomes. Solstice offers high-performance solutions that enable critical industries and applications, including refrigerants, semiconductor manufacturing, data center cooling, nuclear power, protective fibers, healthcare packaging and more. Solstice is recognized for developing next-generation materials through some of the industry's most renowned brands such as Solstice®, Genetron®, Aclar®, Spectra®, Fluka™ and Hydranal™. Partnering with over 3,000 customers across more than 120 countries and territories and supported by a robust portfolio of over 5,700 patents and pending applications, Solstice’s approximately 4,100 employees worldwide drive innovation in materials science. For more information, visit www.Solstice.com.
Forward-Looking Statements
This news release contains forward-looking statements, within the meaning of the federal securities laws made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 about us, our industry, and with respect to our proposed acquisition of Element Solutions Inc (“Element Solutions”) that involve substantial risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about our industry and our business and financial results. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “positioned,” “projects,” “forecasts,” “intends,” “plans,” “continues,” “could,” “believes,” “may,” “will,” “would,” “should,” “goals” and words and terms of similar substance in connection with discussions of future operating, financial performance, or with respect to the proposed acquisition of Element Solutions. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. Our actual results may vary materially from those expressed or implied in our forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by us or on our behalf. Although we believe that the forward-looking statements contained in this news release are based on reasonable assumptions, you should be aware that a variety of factors, many of which are difficult to predict and outside of our control, could affect our actual financial results or results of operations and could cause actual results to differ materially from those in such forward-looking statements, including, but not limited to: risks and uncertainties around the Company’s proposed acquisition of Element Solutions, including the risk that the anticipated benefits and synergies of the transaction may not be realized when expected or at all, that the terms and scope of the expected financing in connection with the transaction may prove to be less favorable than currently expected, that the transaction may not be completed in a timely matter or at all, the risk that disruptions from the proposed acquisition will harm our business, including current plans and operations, and the risk of litigation related to the transaction; our limited operating history as an independent, publicly traded company and unreliability of historical consolidated financial information as an indicator of our future results; our ability to successfully develop new technologies and introduce new products; an overall decline in the health of the economy and the industries in which we operate, including as a result of inflation, tariffs and other trade barriers and restrictions, market volatility, geopolitical instability and social unrest, the possibility of an economic downturn or recession or other macroeconomic factors; changes in the price and availability of raw materials that we use to produce our products, including due to factors such as supply chain disruptions, including due to increased energy prices, and the impact of inflation; our ability to comply with complex government regulations and the impact of changes in such regulations;

global climate change and related regulations and changes in customer demand; the public and political perceptions of nuclear energy and radioactive materials; economic, political, regulatory, foreign exchange and other risks of international operations; the impact of tariffs or other restrictions on foreign imports; our ability to borrow funds and access capital markets and any limitations in the terms of our indebtedness; our ability to compete successfully in the markets in which we operate; the effect on our revenue and cash flow from seasonal fluctuations and cyclical market conditions; concentrations of our credit, counterparty and market risk; our ability to successfully execute or effectively integrate potential acquisitions, including the proposed acquisition of Element Solutions, or complete potential divestitures; our joint ventures and strategic co-development partnerships; our ability to recruit and retain qualified personnel; potential material environmental liabilities; the hazardous nature of chemical manufacturing; decommissioning and remediation expenses and regulatory requirements; potential material litigation matters, including disputes related to the spin off (“the Spin-off”) from Honeywell International Inc. (“Honeywell”); the impact of potential cybersecurity attacks, data privacy breaches and other operational disruptions; increasing stakeholder interest in public company performance, disclosure, and goal-setting with respect to sustainability matters; failure to maintain, protect and enforce our intellectual property or to be successful in litigation related to our intellectual property or the intellectual property of others, or competitors developing similar or superior intellectual property or technology; unforeseen U.S. federal income tax and foreign tax liabilities and our ability to achieve anticipated tax treatments in connection with the Spin-off; U.S. federal income tax reform; our ability to operate as an independent, publicly traded company without certain benefits available to us as a part of Honeywell prior to the Spin-off, including managing the costs of operating as an independent company following the Spin-off; our ability to achieve some or all of the benefits that we expect to achieve from the Spin-off; our inability to maintain intellectual property agreements; potential timing, declaration, amount and payment of the Company’s dividend program; potential cash contributions to defined benefit pension plans; and our ability to maintain proper and effective internal controls.
These and other factors are more fully discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections included in our Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 19, 2026, our Quarterly Reports on Form 10-Q, and other documents we may file from time to time with the SEC. These risks could cause actual results to differ materially from those implied by forward-looking statements in this release. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by securities or other applicable law. We give no assurance that we will achieve our expectations. Even if our results of operations, financial condition and liquidity and the development of the industry in which we operate are consistent with the forward-looking statements contained in this release, those results or developments may not be indicative of results or developments in subsequent periods.

Contacts:
Investor Relations	Media
Mike Leithead	Phil Terrigno
(973) 370-8188	(973) 768-8868
Michael.Leithead@solstice.com	Phil.Terrigno@solstice.com

SOLSTICE ADVANCED MATERIALS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2026	2025	2026	2025
Product sales	$1,062	$945	$1,977	$1,783
Service sales	86	88	163	147
Net sales	1,148	1,033	2,139	1,930
Costs, expenses and other
Cost of products sold	715	601	1,343	1,132
Cost of services sold	63	71	110	116
Total cost of products and services sold	778	671	1,453	1,248
Research and development expenses	25	23	53	45
Selling, general and administrative expenses	123	105	230	198
Transaction-related costs	25	30	47	58
Other expense (income)	(2)	2	(9)	(9)
Interest and other financial charges	23	2	53	3
Total costs, expenses and other	972	833	1,827	1,543
Income before taxes	176	199	312	387
Income tax expense	42	101	73	148
Net income	134	99	239	239
Less: Net income attributable to noncontrolling interest	15	2	35	8
Net income attributable to Solstice Advanced Materials	$119	$97	$204	$231

Basic earnings per share	$0.75	$0.61	$1.28	$1.46
Diluted earnings per share	$0.75	$0.61	$1.28	$1.46

Weighted average number of common shares outstanding - basic	158.8	158.7	158.8	158.7
Weighted average number of common shares outstanding - diluted	159.4	158.7	159.3	158.7

SOLSTICE ADVANCED MATERIALS INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	As of
	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$750	$534
Accounts receivable, less allowances of $5 and $10, respectively	671	645
Inventories	666	715
Product loans receivable, current	314	300
Other current assets	168	193
Total current assets	2,568	2,388
Property, plant and equipment – net	2,126	2,055
Goodwill	817	820
Intangible assets – net	47	49
Deferred income taxes	6	6
Equity method investments	174	162
Other noncurrent assets	182	192
Total assets	$5,918	$5,673
LIABILITIES
Current liabilities:
Accounts payable	$942	$909
Current portion of long-term debt	6	4
Product loans payable, current	330	320
Finance lease liabilities, current	14	14
Accrued and other liabilities, current	468	467
Total current liabilities	1,760	1,713
Long-term debt	1,966	1,968
Deferred income taxes	245	233
Product loans payable, noncurrent	15	16
Finance lease liabilities, noncurrent	95	104
Other noncurrent liabilities	250	262
Total liabilities	4,330	4,296
Commitments and Contingencies
EQUITY
Common stock (par value $0.01 per share; 500,000,000 shares authorized; 158,842,224 shares issued and outstanding at June 30, 2026; 158,747,196 shares issued and outstanding at December 31, 2025)	2	2
Additional paid-in capital	1,506	1,495
Accumulated other comprehensive loss	(142)	(127)
Retained earnings	220	41
Total Solstice Advanced Materials shareowners’ equity	1,586	1,411
Noncontrolling interest	2	(34)
Total equity	1,588	1,377
Total liabilities and equity	$5,918	$5,673

SOLSTICE ADVANCED MATERIALS INC.
SUMMARIZED CASH FLOW INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	For The Six Months Ended June 30,
	2026	2025
Net cash provided by operating activities	$461	$310
Net cash used for investing activities:
Capital expenditures paid	$(213)	$(138)
Net cash used for financing activities:
Dividends	$(24)	$—

Non-GAAP Financial Measures
The Company uses non-GAAP financial measures to supplement the financial measures prepared in accordance with U.S. GAAP. These include (1) Organic sales percentage, (2) Adjusted EBITDA, (3) Adjusted EBITDA Margin, (4) Adjusted Standalone EBITDA, (5) Adjusted Standalone EBITDA margin, (6) Adjusted Net Income attributable to Solstice, (7) Adjusted diluted EPS, (8) Free cash flow, (9) Net debt, (10) Total leverage ratio, and (11) Net leverage ratio.
Below are definitions and reconciliations of certain non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. Management believes these non-GAAP financial measures provide investors with a meaningful measure of its performance period to period, align the measures to how management evaluates performance internally, and make it easier for investors to compare our performance to peers. These measures should be considered in addition to, and not as replacements for, the most directly comparable U.S. GAAP measure. The non-GAAP financial measures we use are as follows:
•Organic sales percentage: The Company defines organic sales percentage as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation and acquisitions, net of divestitures, for the first 12 months following the transaction date. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
•Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Standalone EBITDA, and Adjusted Standalone EBITDA margin: The Company defines Adjusted EBITDA as net income excluding income taxes, depreciation, amortization, interest and other financial charges, remeasurement of foreign currencies, stock-based compensation expense, nonoperating pension expense (income), transaction-related costs, repositioning charges, asset retirement obligations accretion, asset impairment charges, litigation costs and insurance settlements (net of recoveries), gains and losses on disposal of assets, and certain other items that are otherwise of an unusual or non-recurring nature. The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by Net sales. The Company defines Adjusted Standalone EBITDA as Adjusted EBITDA less, for fiscal year 2025, estimated recurring and ongoing costs required to operate a new independent public company, and autonomous entity adjustments as well as adjustments for certain other employee compensation expense for employees that have historically been shared with other Honeywell businesses and were transferred to the Company in connection with the spin-off. The Company defines Adjusted Standalone EBITDA Margin as Adjusted Standalone EBITDA divided by Net sales. We believe these measures are useful to investors as they provide greater transparency with respect to supplemental information used by management in its financial and operational decision making, as well as understanding ongoing operating trends.
•Adjusted net income attributable to Solstice and Adjusted diluted EPS: The Company defines Adjusted net income attributable to Solstice as Net income attributable to Solstice Advanced Materials excluding the after-tax impact - based on the tax rates by jurisdiction, net of discrete items - of amortization of acquired intangibles, remeasurement of foreign currencies, nonoperating pension expense (income), transaction-related costs, repositioning charges, asset retirement obligations accretion, asset impairment charges, litigation costs and insurance settlements (net of recoveries), gains and losses on disposal of assets, and certain other items that are otherwise of an unusual or non-recurring nature. We believe Adjusted net income attributable to Solstice is useful to investors as it provides greater transparency with respect to supplemental information used by management in its financial and operational decision making, as well as in understanding ongoing operational trends. The Company defines Adjusted diluted EPS as Adjusted net income attributable to Solstice divided by diluted weighted average shares outstanding to reflect shares that are dilutive or anti-dilutive based on the amount of Adjusted net income attributable to Solstice. The weighted average common shares outstanding used to calculate Adjusted diluted earnings (loss) per share will differ from such shares used to calculate diluted earnings (loss) per share (GAAP) when the inclusion of dilutive shares has an anti-dilutive effect for one calculation but not for the other. We believe Adjusted diluted EPS is useful to investors as it provides greater transparency with respect to supplemental information used by management in its financial and operational decision making, as well as in understanding ongoing operational trends.
•Free cash flow: The Company defines free cash flow as net cash provided by operating activities less net capital expenditures. Net capital expenditures include capital expenditures paid less proceeds from the disposals of property, plant, and equipment. We believe this measure is useful to investors and management as a measure of cash generated by operations that can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This measure can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.
•Net debt, total leverage ratio and net leverage ratio: The Company defines net debt as total debt less cash. The Company defines total leverage ratio as total debt divided by Adjusted EBITDA. The Company defines net leverage ratio as net debt divided by Adjusted EBITDA. For purposes of showing total leverage ratio and net leverage ratio, we use Adjusted Standalone EBITDA instead of Adjusted EBITDA. We believe these measures are useful to investors and management in understanding our overall financial condition.

Organic Sales Percentage

	For The Three Months Ended June 30,	For The Six Months Ended June 30,
	2026 vs. 2025	2026 vs. 2025
Total % change in net sales	11.2%	10.8%
Foreign currency translation	(0.6)%	(1.6)%
Acquisitions, divestitures and other, net	—%	—%
Organic sales percentage	10.6%	9.2%

Adjusted EBITDA, Adjusted Standalone EBITDA, Adjusted EBITDA margin and Adjusted Standalone EBITDA margin

	For The Three Months Ended June 30,		For The Six Months Ended June 30,		For The LTM(1) Ended June 30,
(Dollars in millions)	2026	2025	2026	2025	2026
Net income attributable to Solstice Advanced Materials (GAAP)	$119	$97	$204	$231	$210
Net income attributable to noncontrolling interest	15	2	35	8	74
Net income (GAAP)	$134	$99	$239	$239	$284
Depreciation	54	55	107	105	193
Amortization	3	4	10	11	28
Interest and other financial charges	23	2	53	3	78
Other adjustments(2)	2	7	—	(1)	(37)
Stock-based compensation expense	6	6	11	12	27
Transaction-related costs	25	30	47	58	106
Income tax expense	42	101	73	148	287
Adjusted EBITDA (Non-GAAP)	$290	$304	$539	$575	$964
Less - Standalone adjustments	—	(21)	—	(42)	(1)
Adjusted Standalone EBITDA (Non-GAAP)	$290	$283	$539	$533	$963

Net Sales	$1,148	$1,033	$2,139	$1,930	$4,096
Adjusted EBITDA Margin (Non-GAAP)	25.3%	29.5%	25.2%	29.8%	23.5%
Adjusted Standalone EBITDA Margin (Non-GAAP)	25.3%	27.4%	25.2%	27.6%	23.5%
_________________
1.LTM stands for “last twelve months.”
2.Other adjustments primarily consisted of gains and losses from disposal of long-lived assets, remeasurement of foreign currencies, environmental reserves, asset retirement obligations, nonoperating pension expense (income), and certain legal costs, net of recoveries.

Adjusted net income attributable to Solstice and Adjusted diluted EPS

	For The Three Months Ended June 30, 2026	For The Six Months Ended June 30, 2026
Net income attributable to Solstice Advanced Materials (GAAP)	$119	$204
Transaction-related costs	25	47
Amortization of acquired intangible assets	1	1
Other adjustments(1)	2	—
Tax effect of above adjusting items	(7)	(12)
Adjusted net income attributable to Solstice (Non-GAAP)	$140	$240

Diluted weighted average shares outstanding	159.4	159.3

Diluted EPS (GAAP)	$0.75	$1.28
Adjusted diluted EPS (Non-GAAP)	$0.88	$1.51
_________________
1.Other adjustments primarily consisted of gains and losses from disposal of long-lived assets, remeasurement of foreign currencies, environmental reserves, asset retirement obligations, nonoperating pension expense (income), and certain legal costs, net of recoveries.

Free cash flow

(Dollars in millions)	For The Six Months Ended June 30, 2026
Net cash provided by operating activities (GAAP)	$461
Less: capital expenditures paid	(213)
Free cash flow (Non-GAAP)	$248

Net debt, total leverage ratio and net leverage ratio as of June 30, 2026

(Dollars in millions)
Total Debt	$1,972
Less: Cash and Cash Equivalents	(750)
Net Debt (Non-GAAP)	$1,222

LTM Adjusted Standalone EBITDA (Non-GAAP)	$963

Total Leverage Ratio (Non-GAAP)	2.0	x
Net Leverage Ratio (Non-GAAP)	1.3	x

Reconciliation of Segment Adjusted EBITDA to Adjusted Standalone EBITDA

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
(Dollars in millions)	2026	2025	2026	2025
RAS Segment Adjusted EBITDA	$280	$298	$522	$548
ESM Segment Adjusted EBITDA	64	52	123	105
Segment Adjusted EBITDA	$344	$350	$645	$653
Less:
Corporate and All Other	(54)	(46)	(106)	(78)
Standalone Adjustments	—	(21)	—	(42)
Adjusted Standalone EBITDA (Non-GAAP)	$290	$283	$539	$533